Exhibit 99.1

                         THE CHARLES SCHWAB CORPORATION

News Release
For Immediate Release


                 THE CHARLES SCHWAB CORPORATION TO SELL BRITISH
                    POUND STERLING BROKERAGE TO BARCLAYS PLC

     SAN FRANCISCO, January 31, 2003 - The Charles Schwab Corporation today announced an agreement to sell its British pound sterling brokerage business - Charles Schwab Europe (CSE) - to Barclays PLC. The transaction, terms of which were completed on January 31, includes a six- to nine-month transition period for consolidation of operations. Financial terms of the sale are not being disclosed.

     Under the agreement, Barclays will acquire CSE's pound sterling product offering and its customer base of more than 150,000 accounts, representing US$3.6 billion in customer assets. Barclays will integrate the business with Barclays Stockbrokers, part of Barclays Private Clients, to create a combined enterprise of over 500,000 customer accounts. Charles Schwab & Co., Inc. will continue to maintain its U.S. dollar business, which provides trading on U.S. exchanges and access to U.S. investment products. Going forward, Schwab expects to grow its U.S. dollar business in the U.K. primarily through electronic channels but also by establishing a U.K.-licensed Schwab office, which it will likely seek to locate in London.

     "We're proud of what we have achieved since first establishing our presence in the United Kingdom in 1992. We are one of the U.K.'s leading execution-only brokers and have won numerous accolades for our Web site and our customer service," said William Atwell, Executive Vice President, Schwab International.

     "But we cannot ignore the fact that we are operating in a very difficult market. As we looked to the future it became clear that we could not achieve our market share goals in the U.K. without an acquisition or a significant investment in the expansion of our pound sterling services to a fuller offering integrated with banking," Mr. Atwell said. "Ultimately, we reached the difficult conclusion that such an investment did not make sense for our firm at this time. However, in line with our corporate strategy, we will continue seeking to aggressively grow our U.S. dollar business in the U.K. and elsewhere.

     "In Barclays I am confident we have found the best new home for our pound sterling customers: a company that shares our passion for customer service and that will provide investors with the rich array of banking and investing services they deserve," Mr. Atwell continued. "We'll work closely with Barclays Stockbrokers to ensure the transition is as seamless as possible for customers."

     Commenting,  Bob Hunter, Chief Executive,  Barclays Private Clients,  said:
"Today's acquisition of Charles Schwab Europe furthers our strategic ambition of delivering world-class investment at great value. By combining the U.K.'s largest stockbroker with the player offering the best online service in the country we will expand the breadth and quality of investment services that we can offer the customers of both organizations. At the same time we expect to achieve significant efficiency gains."

     Once the consolidation with Barclays is completed, it is expected that CSE's facilities in Birmingham and at Milton Keynes will close. Barclays will determine exact workforce needs in concert with the transition process. If staff reductions are deemed necessary, as expected, the existing CSE severance terms and benefits will apply. Both companies will immediately provide customers with information about the integration plans and service options.

                               -- See next page --

     The Charles Schwab Corporation (NYSE: SCH), through Charles Schwab & Co., Inc. (member SIPC / NYSE), U.S. Trust Corporation, CyberTrader, Inc. (member SIPC / NASD) and its other operating subsidiaries, is one of the largest financial services firms in the U.S., serving 8.0 million active accounts with $765 billion in client assets through 422 U.S. offices, four U.S.-based regional client telephone service centers and automated telephonic and online channels. The Charles Schwab, U.S. Trust and CyberTrader web sites can be reached at www.schwab.com, www.ustrust.com and www.cybertrader.com, respectively.



FOR MORE INFORMATION

Media:                                            Investors, Analysts:
In the U.S.
Glen Mathison (San Francisco)                     Richard Fowler (San Francisco)
The Charles Schwab Corporation                    The Charles Schwab Corporation
Direct:    415-636-5448                           Direct:    415-636-5960
Mobile:    415-699-0003
E-mail:    glen.mathison@schwab.com


In the U.K.
Rebecca Mayo
Lansons Communications
Direct:    011 44 207 294 3646
Mobile:    011 44 797 417 7160
E-mail:    rebeccam@lansons.com

Hilary McVity
Barclays PLC
Direct:   011 44 207 699 2674
Mobile:   011 44 777 554 2492
E-mail:   hilary.mcvitty@barclays.co.uk


BACKGROUND FOR EDITORS


Barclays Stockbrokers Ltd
- There are more than 100 suppliers of retail stock broking in the U.K. of which Barclays Stockbrokers is the largest measured by total trades on the London Stock Exchange (Source: Compeer).
-    Almost half its nominee trades are on-line.
- Barclays Stockbrokers offers free access to research from in-house analysts as well as leading independent investment banks.
- In 2002, it launched an alert service for clients when a share recommendation changes. It has recently launched out-of-hours dealing and limit orders.
-    It has a fund supermarket with 140 funds from 15 leading managers
- It was the first in the market to launch a "price improver" service, which searches the market for the best price and improves the price for clients in 90% of cases.
- In 2002 Barclays Stockbrokers won the Best Overseas Share Dealing award (Shares Magazine, U.K. Equity Awards) and was named as the Best Stockbroker Research Provider in the last Shares Equity Awards. It was also 'Highly Commended' in the 2002 Best Share Dealing site award (Incisive Online Finance Awards).
-    www.barclays.uk.com


Charles Schwab Europe (CSE)
-    Charles Schwab first established a presence in the U.K. in 1992
-    In 1995, it acquired  Sharelink which was re-branded  Charles Schwab Europe
     (CSE) in 1997
- CSE was the first company to offer online self select ISAs in the U.K. and is now the leading provider of online self select ISAs.
- The company offers dealing services in U.K. shares for U.K. and Swiss residents, in eight different accounts:
     -    Market Master
     -    Frequent Traders
     -    Investment Club
     -    Self select personal pensions (SIPPs)
     -    Self select individual savings accounts (ISA)
     -    Self select personal equity plans (PEPs)
     -    Traded options
-    Dealing  is  conducted   through  a  variety  of  channels:   face-to-face,
     telephone, "Touch Tone" and increasingly, the Internet.
- In March 2002, CSE launched Fund Select, a fund supermarket offering over 130 funds at discounted rates.
- CSE has offices in Birmingham and Milton Keynes, with approximately 400 employees.
- CSE is a member firm of the London Stock Exchange and LIFFE, an Inland Revenue approved Plan Manager and is regulated by the Financial Services Authority.